                                                                    EXHIBIT 99.2

[LOGO]
CABLE DESIGN TECHNOLOGIES

                                                        Chuck Cohrs
                                                        Treasurer
                                                        (847) 230-1836

          CDT ANNOUNCES PRELIMINARY FISCAL SECOND QUARTER 2004 RESULTS

Schaumburg, IL, February 5, 2004 - Cable Design Technologies (NYSE:CDT), a leading worldwide provider of high-speed network connectivity products said today that the company expects to report revenues of $120 million and a net loss of between $300,000 and $800,000, or $.01 to $.02 loss per share, for the fiscal second quarter ending January 31, 2004. In addition to lower than expected seasonal demand, this loss includes $1.6 million of one-time employee benefit and legal charges. CDT plans to release results for the quarter ending January 31, 2004 during the week of March 8, 2004.

In a separate communication today, CDT announced that it and Belden Inc. had entered into a definitive agreement providing for a merger of equals. The combined company, to be called Belden CDT Inc., will be among the largest U.S.-based manufacturers of high-speed electronic copper cable and will focus on products for the specialty electronics and data networking markets, including connectivity.

Fred Kuznik, the Chief Executive Officer of CDT, stated, "A number of factors contributed to the disappointing results this quarter. Not only was customer demand weaker than expected, we had the one time charges and the increase in copper prices negatively impacted our margins." Kuznik added, "We are taking steps to address the increase in copper prices, including instituting price increases with our customers."

CDT's expectation regarding sales and earnings is based on preliminary results and is subject to normal quarter-end closing and review processes.

Safe Harbor Provision

Certain statements in this press release are forward-looking statements, including, without limitation, statements regarding future financial results, performance and earnings growth and trends, future product demand, market, industry and customer spending upturn, market size and outlook, future operational results, industry inventory situations, cost savings, litigation exposure, debt reduction and future orders and their size. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, including the level of market demand for the Company's products, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, economic conditions in the U.S. and other countries, telecommunications industry capital spending, price fluctuations of raw materials and the potential unavailability thereof, foreign currency fluctuations, year end adjustments, technological obsolescence, environmental matters, and other specific factors discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2003 and other Securities and Exchange Commission filings by the Company. The information contained herein represents management's best judgment as of the date hereof based on information currently available; however, the Company does not intend to update this information to reflect developments or information obtained after the date hereof and disclaims any legal obligation to the contrary.